Issuer Free Writing Prospectus dated February 16, 2022

Filed Pursuant to Rule 433

Registration No. 333-253630

(Supplementing the Preliminary Prospectus Supplement

dated February 16, 2022 to the Prospectus dated February 26, 2021)

Pacific Gas and Electric Company

PRICING TERM SHEET

$1,000,000,000 3.25% First Mortgage Bonds due 2024 (the “2024 Fixed Rate Mortgage Bonds”)

$400,000,000 4.20% First Mortgage Bonds due 2029 (the “2029 Fixed Rate Mortgage Bonds”)

$450,000,000 4.40% First Mortgage Bonds due 2032 (the “2032 Fixed Rate Mortgage Bonds”)

$550,000,000 5.25% First Mortgage Bonds due 2052 (the “2052 Fixed Rate Mortgage Bonds”)

(all together, the “mortgage bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of the mortgage bonds listed above and should be read together with the preliminary prospectus supplement dated February 16, 2022 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated February 26, 2021, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-253630 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Capitalized terms not defined herein are defined as such in the Preliminary Prospectus.

Issuer:	Pacific Gas and Electric Company (the “Company”)

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa3 (stable) / BBB- (negative) / BBB- (stable)

Trade Date:	February 16, 2022

Settlement Date:	February 18, 2022 (T+2)

Proceeds to the Company:	Approximately $2,382,258,000 (after deducting the underwriting discounts, but before deducting estimated offering expenses payable by the Company).

Use of Proceeds:	The Company intends to use the net proceeds from the offering for the prepayment of a portion of the loans outstanding under its 18-month term loan facility pursuant to the Utility Term Loan Credit Agreement, in an amount equal to $1.0 billion (after giving effect thereto, approximately $298 million of such loans will remain outstanding). The Company expects to use the remaining net proceeds from the offering for general corporate purposes, including the repayment of borrowings outstanding under the Utility Revolving Credit Facility.

Joint Book-Running Managers:

BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Mizuho Securities USA LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	Loop Capital Markets LLC SMBC Nikko Securities America, Inc. Apto Partners, LLC Bancroft Capital, LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

Aggregate Principal Amount Offered:	2024 Mortgage Bonds: $1,000,000,000 2029 Mortgage Bonds: $400,000,000 2032 Mortgage Bonds: $450,000,000 2052 Mortgage Bonds: $550,000,000

Issue Price:

2024 Mortgage Bonds: 99.964%, plus accrued interest, if any, from February 18, 2022

2029 Mortgage Bonds: 99.932%, plus accrued interest, if any, from February 18, 2022

2032 Mortgage Bonds: 99.693%, plus accrued interest, if any, from February 18, 2022

2052 Mortgage Bonds: 99.638%, plus accrued interest, if any, from February 18, 2022

Maturity Date:	2024 Mortgage Bonds: February 16, 2024 2029 Mortgage Bonds: March 1, 2029 2032 Mortgage Bonds: March 1, 2032 2052 Mortgage Bonds: March 1, 2052

Interest:	2024 Mortgage Bonds: 3.25% per annum 2029 Mortgage Bonds: 4.20% per annum 2032 Mortgage Bonds: 4.40% per annum 2052 Mortgage Bonds: 5.25% per annum

Interest Payment Dates:

2024 Mortgage Bonds: Payable semi-annually in arrears on February 16 and August 16 of each year, commencing on August 16, 2022

2029 Mortgage Bonds: Payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2022

2032 Mortgage Bonds: Payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2022

2052 Mortgage Bonds: Payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2022

Regular Record Dates:

With respect to the 2024 Mortgage Bonds, February 1 and August 1, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day)

With respect to the 2029 Mortgage Bonds, February 15 and August 15, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day)

With respect to the 2032 Mortgage Bonds, February 15 and August 15, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day)

With respect to the 2052 Mortgage Bonds, February 15 and August 15, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day)

Benchmark Treasury:	2024 Mortgage Bonds: 0.875% due January 31, 2024 2029 Mortgage Bonds: 1.750% due January 31, 2029 2032 Mortgage Bonds: 1.875% due February 15, 2032 2052 Mortgage Bonds: 1.875% due November 15, 2051

Benchmark Treasury Price:	2024 Mortgage Bonds: 98-24+ 2029 Mortgage Bonds: 98-10 2032 Mortgage Bonds: 98-17 2052 Mortgage Bonds: 89-13

Benchmark Treasury Yield:	2024 Mortgage Bonds: 1.519% 2029 Mortgage Bonds: 2.011% 2032 Mortgage Bonds: 2.038% 2052 Mortgage Bonds: 2.374%

Spread to Benchmark Treasury:	2024 Mortgage Bonds: +175 basis points 2029 Mortgage Bonds: +220 basis points 2032 Mortgage Bonds: +240 basis points 2052 Mortgage Bonds: +290 basis points

Yield to Maturity:	2024 Mortgage Bonds: 3.269% 2029 Mortgage Bonds: 4.211% 2032 Mortgage Bonds: 4.438% 2052 Mortgage Bonds: 5.274%

Optional Redemption:

In the case of the 2024 Mortgage Bonds:

Prior to February 16, 2023, the Company may not redeem the 2024 Mortgage Bonds. On or after February 16, 2023, the Company may redeem the 2024 Mortgage Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2024 Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

In the case of the 2029 Mortgage Bonds, 2032 Mortgage Bonds and 2052 Mortgage Bonds:

Prior to (i) in the case of the 2029 Mortgage Bonds, January 1, 2029, (ii) in the case of the 2032 Mortgage Bonds, December 1, 2031 and (iii) in the case of the 2052 Mortgage Bonds, September 1, 2051, the Company may at its option redeem all or a portion of the 2029 Mortgage Bonds, 2032 Mortgage Bonds and/or 2052 Mortgage Bonds at a price equal to the greater of:

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• the (a) sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Mortgage Bonds matured on January 1, 2029, the 2032 Mortgage Bonds matured on December 1, 2031 and the 2052 Mortgage Bonds matured on September 1, 2051) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus (x) 35 basis points in the case of the 2029 Mortgage Bonds, 40 basis points in the case of the 2032 Mortgage Bonds and 45 basis points in the case of the 2052 Mortgage Bonds, less (b) interest accrued to the date of redemption, and

• 100% of the principal amount of the 2029 Mortgage Bonds, 2032 Mortgage Bonds and 2052 Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on or after (i) in the case of the 2029 Mortgage Bonds, January 1, 2029, (ii) in the case of the 2032 Mortgage Bonds, December 1, 2031 and (iii) in the case of the 2052 Mortgage Bonds, September 1, 2051, the Company may redeem the 2029 Mortgage Bonds, 2032 Mortgage Bonds and/or 2052 Mortgage Bonds in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	2024 Mortgage Bonds: 694308 KA4 / US694308KA47 2029 Mortgage Bonds: 694308 KB2 / US694308KB20 2032 Mortgage Bonds: 694308 KC0 / US694308KC03 2052 Mortgage Bonds: 694308 KD8 / US694308KD85

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting each of: BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC (collect) at 1-212-834-4533 or Mizuho Securities USA LLC at 1-866-171-7403.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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